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                                                                   Exhibit 10.29


September 26, 2000


Louis Rosenberg, PhD
President
Immersion Corporation
801 Fox Lane
San Jose, CA 95131


Re:     Logitech Wingman Rumblepad


Dear Louis:

        In accordance with our discussions between Immersion and Logitech over the past several months, this will confirm our agreement with respect to Logitech's Wingman Rumblepad gamepad products, (part nos. 963233-0311; 963233-0909 shipped with either software version 3.60B (part no. 601693-1909) or software version 3.62 (part no. 601718-0909) (hereinafter collectively the "Licensed Wingman Rumblepads") as follows:


        1. The Licensed Wingman Rumblepad will be treated as a Royalty Bearing Product pursuant to the October 4, 1996 Intellectual Property License Agreement (the "Agreement") between the parties. Logitech will pay royalties to Immersion pursuant to the terms of the Agreement on all past and future Licensed Wingman Rumblepad sales.


        2. Immersion agrees that Logitech may comply with the labeling and patent marking obligations under the Agreement commencing with its next manufacture of packaging and associated materials for the Licensed Wingman Rumblepad products.


        3. Immersion may issue a press release, the content of which will be shown to and discussed with Logitech in advance of its release, announcing that the Licensed Wingman Rumblepad products are licensed products.


        Please signify Immersion's agreement by signing a copy of this letter in the space provided below, and returning the signed copy to me while retaining a copy for your files.

Sincerely,

Logitech, Inc.

/s/ Ted Hoff

By Ted Hoff
Vice President & General Manager
Interactive Gaming


Immersion Corporation


By:     /s/ Louis Rosenberg
   -------------------------------------
        Louis Rosenberg
        President

 Dated: 9/26/00